SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549



                            FORM 8-K

                         CURRENT REPORT

             Pursuant to Section 13 or 15(d) of the

                 Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 3, 2000



                     McMoRan Exploration Co.


       Delaware              001-07791             72-1424200
    (State or other         (Commission           (IRS Employer
    jurisdiction of         File Number)          Identification
    incorporation or                                  Number)
     organization)

                       1615 Poydras Street
                  New Orleans, Louisiana  70112

 Registrant's telephone number, including area code:  (504) 582-4000


Item 5.   Other Events.
---------------------------

McMoRan Exploration Co. files the following information associated with its business.

 Our proposed transaction with Halliburton

     In March 2000, we signed a letter of intent with Halliburton Company to form a strategic alliance that will combine the skills, technologies and resources of Halliburton's employees and technical consultants with those of our personnel and technical consultants into an integrated team that will manage our oil and gas activities. Under this alliance, Halliburton's business units, such as Halliburton Energy Services, Brown & Root Energy Services and Landmark Graphics Corporation, will provide drilling, completion, production and well control products and related services to us at market rates, and we will use Halliburton's services on an exclusive basis to the extent practicable. Halliburton will also guarantee up to $50.0 million under an amended revolving credit facility that we are currently negotiating with our banks, and, in connection with the guarantee, we will pay Halliburton a fee and provide certain security. In addition, each time that we propose the development of a prospect, Halliburton can elect to fund 20 percent of the prospect's exploration and development costs and receive 20 percent of our working interest in the prospect before payout and 6 percent of our working interest after payout. Exploration costs initially paid by Halliburton will be applied to reduce both the bank loan and the Halliburton guarantee, which will expire on December 31, 2003. The formation of the alliance is subject to certain conditions, including the negotiation and execution of definitive agreements and our ability to raise at least $50.0 million from the sale of common equity, which will be satisfied upon the successful completion of this offering. Thereafter, the continuing availability of the full guarantee will depend on our ability to raise additional capital, which must aggregate $75.0 million by December 31, 2000 and $125.0 million by December 31, 2001, including in each case the proceeds of this offering. Such capital may be in the form of proceeds or financial commitments from others with respect to exploration, development or production, or proceeds from the issuance of subordinated debt or equity securities. To the extent that we raise less capital by those dates, there will be a dollar-for-dollar reduction of the guarantee on those dates and an equivalent loan repayment obligation. The term of the alliance will extend through December 31, 2003. The specific terms and conditions of the strategic alliance, the amended credit facility and the guarantee are subject to negotiation and execution of definitive agreements.

Preliminary first quarter results and other financial information

     We currently expect to have a net loss for the first quarter of 2000 between $15.0 and $17.0 million. Significant factors contributing to the loss compared with our 1999 fourth quarter loss include: our purchase of a substantial amount of 3-D seismic data for approximately $5.5 million, which under the successful efforts method of accounting must be expensed as incurred; the charge to expense of approximately $4.0 million of the costs associated with the State Tract 210 #6 exploratory well in the Grass Island prospect; remedial expenses of approximately $2.0 million at Brazos Block A-19; and additional interest expense of approximately $1.0 million incurred in connection with increased debt levels. Most of the remainder of the expected loss is attributable to lower sulphur market prices, partly offset by reduced sulphur costs.

     Our existing variable rate revolving credit facilities are held by our operating subsidiaries, Freeport Sulphur LLC and McMoRan Oil & Gas LLC. As of March 29, 2000, outstanding borrowings on these credit facilities totaled $62.2 million.

     As of March 29, 2000, $42.2 million was drawn on the Freeport Sulphur facility and the weighted average interest rate on these borrowings was 6.33 percent. This facility matures on December 12, 2002. As of March 29, 2000, $20.0 million was drawn on the McMoRan Oil & Gas facility and the weighted average interest rate on these borrowings was 8.23 percent. This facility matures on January 14, 2002.

     The amounts available under our committed credit facilities are subject to adjustments for changes in cash flows or periodic borrowing base redeterminations. After repaying substantially all amounts outstanding under these facilities with the proceeds of this offering, we estimate that approximately $60 million will be available to us under these facilities through the end of this year. However, we estimate that this amount would increase to approximately $100 million upon completion of the amendment to the McMoRan Oil & Gas facility in connection with the Halliburton guarantee discussed above.

     We anticipate that we will require additional capital for our anticipated 2001 exploration and development activities and other exploration opportunities that may arise. As a result, we are currently exploring additional financing alternatives, including arrangements with oil and gas industry participants.

Recent Exploration Activities

  We continually evaluate our undeveloped properties, as well as other exploration prospects offered by third parties, and drill those we consider to have the highest potential. Our significant exploration and other activities during 1999 and early 2000 are summarized below. During 1999, we limited our exploration activities in order to focus on pursuing opportunities that led to our recent transactions with Texaco Exploration and Production Inc. and Shell Offshore Inc.

     Grass Island Prospect. During the third quarter of 1999, we farmed-in the Grass Island prospect, located in the shallow onshore waters of Espiritu Santo Bay, Calhoun County, Texas. We began drilling the State Tract 210 #6 exploratory well on November 1, 1999. The well reached an approximate total depth of 12,000 feet in December 1999. We have decided not to test the various sands encountered in the well. As a result, under the terms of the farmout agreement, our interest in the well will revert to the farmor, although we will have an option to participate in any subsequent well.
   We have charged the drilling costs associated with this well to expense in the first quarter of 2000.

    Vermilion Block 408. We commenced drilling the Vermilion Block 408 #1 exploratory well in December 1999. The well reached a total depth of 8,000 feet and encountered 167 feet of net oil pay. The well tested at a flow rate of 3,040 Bbls of oil and 11.1 MMcf of gas per day on a 48 hour test. Development plans are being considered for this new producing area. We expect production to commence by the end of 2000.
   We own a 28.5 percent working interest and a 22.9 percent net revenue interest.

Near-term Exploration Activities

  The table below sets forth approximate information, as of March 29, 2000, with respect to the exploration prospects upon which we plan to commence drilling in 2000, followed by a brief description of each prospect.

CAPTION>
                                            Planned
                                             Total
                                     Water   Depth
                           Net       Depth  of Well b
Field, Lease  Working    Revenue     (in      (in     Gross      Estimated
 or Well      Interest a Interest a  feet)   feet)    Acres      Spud Date  c
------------- --------   --------   ------- --------  ------  ----------------
Eugene Island   71.3%      51.3%         22   18,500   5,000  2000 (first half)
Block 97

Garden Banks
Blocks 534/578  66.5%      55.3%      2,000    8,000  11,520  2000 (first half)

Grand Isle Block 2
 and West Delta
Blocks 1/12/13  71.3%      48.2%         12   19,000   2,788  2000 (first half)

Grand Isle
Blocks 40/41    52.3%      42.9%         90   16,500   2,100  2000 (first half)

Green Canyon
Block 90        80.7%      59.7%        653    8,000   5,760  2000 (first half)

Vermilion Blocks
144/145         95.0%      76.3%         85   17,500   5,937  2000 (first half)

Eugene Island
  Blocks
193/208/215     53.4%      41.7%        100   17,500  12,500  2000 (second half)

Garden Banks
  Blocks
581/536/580     66.5%      55.3%      2,300      -  b 17,280  2000 (second half)

Garden Banks
  Blocks
 537/538        66.5%      55.3%      2,300      -  b 11,520  2000 (second half)

Main Pass
Blocks 86/97    71.3%      51.3%         69    9,500   9,989  2000 (second half)

Onshore
Vermilion
 Parish         95.0%d     67.5%d         -   19,000   4,200  2000 (second half)

                        ------------------------------

a.Except as otherwise indicated, reflects minimum estimated working and net revenue interests assuming participation elections by others, except Halliburton (see "Our proposed transaction with Halliburton" above).

b.Reflects currently planned target total depth, which is subject to change. Wells to be drilled on Garden Banks Blocks
  581/536/580 and Blocks 537/538 may depend on drilling results from Garden Banks Blocks 534/578.

c.Tentative -- subject to change.

d.Subject to election by a third party to assume one-half of interests shown.

_____________________

      Eugene Island Block 97. We have identified a combination bright spot and structural play on the north portion of a north-south trending structural ridge. The south end of the ridge located on Eugene Island Block 108 has produced 178 Bcf and 3.4 MMBbls.

      Garden Banks Blocks 534/578, Blocks 581/536/580 and Blocks
     537/538.  We farmed-in these prospects.   The prospects'
     area extends over multiple offshore blocks. We plan to drill an exploratory well on Garden Banks Block 534/578 during the first half of 2000. A large portion of the potential bright spot reserves lie in the prospect area above 8,000 feet true vertical depth ("TVD"). Based on the results of this well, we may elect to drill offset prospects located in the adjacent blocks.

      Grand Isle Block 2 & West Delta Blocks 1/12/13. We have identified a bright spot play that contains stacked amplitudes from 17,000 to 20,000 feet TVD. Analogs nearby are the Queen Bess Island field that produced 262 Bcf and West Delta 17/18 that produced 159 Bcf.

      Grand Isle Block 40/41. We farmed-in this prospect. A field shallower than the objective section in the same fault block geometry as the prospect has produced 230 Bcf and 58 MMBbls. The lease has existing infrastructure to place the well into production by the first half of 2001, if commercially recoverable reserves are discovered.

      Green Canyon Block 90. The objectives are located in a structurally higher position to existing producing sands in the adjacent Green Canyon Block 89 field. Development plans are to potentially sub-sea complete the discovery well.

      Vermilion Blocks 144/145. The well is a deeper pool exploratory test of a formation below sands that have a cumulative production of 140 Bcfe. Vermilion Block 144 is directly north of where we drilled the Vermilion Block 159 CJ#1 well discovery and east of the Vermilion Block 160 unit.

      Eugene Island Blocks 193/208/215. These blocks are within a producing field that has cumulatively produced 243 Bcf and
     64.6 MMBbls. Bright spot and structural plays have been identified on the north and south flanks of a salt dome centered in Eugene Island Block 208. We plan to drill the exploration wells from an existing platform. We recently acquired our interest in this property for approximately $0.3 million, together with an abandonment liability of approximately $5.0 million, net to us.

      Main Pass Blocks 86/97.  The prospect targets from 9,500 to
     10,500 feet TVD. These sands are the same stratigraphic intervals that are producing natural gas and condensate in the adjacent Main Pass Block 162.

      Onshore Vermilion Seismic Option. We entered into a seismic option covering 4,200 acres near one of the most prolific producing fields located in the coastal region of Vermilion Parish, Louisiana. This option allows us to review the geological data and acquire and map the 3-D seismic data prior to committing to drill an exploratory well. We can earn from 50 percent to 75 percent working interest under certain terms and conditions. Our objectives occur at depths of 15,500 to 18,500 feet TVD (19,000 feet measured depth). The prospect is positioned on a significant structural closure located 2.5 miles west of and separate from a large gas field that has produced nearly 2 Tcfe.

  We are evaluating our current lease inventory and are in the process of reviewing potential prospects that have lease expiration dates during 2000. This review process may add new prospects to our 2000 drilling plans, in which case the anticipated spud dates for some of the prospects described above may change.



                            SIGNATURE
                       ------------------

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                              McMoRan Exploration Co.


                              By:   /s/ C. Donald Whitmire
                                   ------------------------------
                                       C. Donald Whitmire
                                    Vice President & Controller -
                                         Financial Reporting
                                     (authorized signatory and
                                    Principal Accounting Officer)

Date:  April 3, 2000